UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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QUESTAR CORPORATION ________________________________________________________________________________ (Name of Registrant as Specified In Its Charter)
________________________________________________________________________________ (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUESTAR CORPORATION

180 East 100 South

P. O. Box 45433

Salt Lake City, Utah 84145-0433

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 17, 2005

The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the “Company”), will be held at 1140 West 200 South, Salt Lake City, Utah, on Tuesday, May 17, 2005, at 8:00 a.m. local time.  The purpose of the meeting is to:

1.

Elect four directors, with three directors elected to serve three-year terms, and one director to serve a one-year term;

2.

Approve the Annual Management Incentive Plan II;

3.

Act on any other matters that may properly come before the meeting.

Only holders of common stock at the close of business on March 21, 2005, may vote at the Annual Meeting or any adjournment of it.  If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting.

By Order of the

Board of Directors

/s/Abigail L. Jones

Abigail L. Jones

Corporate Secretary

Salt Lake City, Utah

April 4, 2005

YOUR VOTE IS IMPORTANT.

It is important that as many shares as possible be represented at the Annual Meeting.  Please date, sign, and promptly return your white proxy card in the enclosed envelope (which requires no postage if mailed within the United States).  Your proxy may be revoked by you at any time before it is voted.

QUESTAR CORPORATION

PROXY STATEMENT

May 17, 2005

The Board of Directors of Questar Corporation is soliciting proxies from its stockholders to be used at the Annual Meeting on Tuesday, May 17, 2005. This proxy statement contains information related to the Annual Meeting.  At the Annual Meeting, holders of common stock will elect three directors of the Company for three-year terms that expire in May of 2008, and one director for a one-year term that expires in May of 2006.  They will also approve a new performance-based plan. Information concerning the Annual Meeting and solicitation of proxies for it is presented in a question-and-answer format.

Q:

What am I voting on?

A:

You can cast your votes to elect three nominees for director positions to serve new three-year terms and one nominee to serve a one-year term.  The nominees for new three-year terms are three incumbent directors: Phillips S. Baker, Jr., L. Richard Flury, and James A. Harmon. The nominee for the one-year term is M. W. Scoggins, who was appointed by the Board on February 8, 2005, to fill a vacancy created by the mandatory retirement of a director in 2004.

You are also being asked to approve an executive compensation plan, the Annual Management Incentive Plan II (“Plan”).

Q:

Who can vote?

A:

Stockholders who owned shares as of the close of business on March 21, 2005.  Each holder is entitled to one vote for each share held on such date.

Q:

How do I vote?

A:

Sign and date each proxy card you receive and return it in the enclosed prepaid envelope. If you return your signed proxy card but do not indicate how you want to vote, your shares will be voted for the named nominees and for the Plan.  You have the right to revoke your proxy by notifying the Company’s Corporate Secretary prior to the meeting, by returning a later-dated proxy, or by voting in person at the Annual Meeting.

If you own shares through a broker or other nominee, you must return your proxy card to the broker.  Your votes cannot be counted if you send the proxy directly to the Company.

Q:

What does it mean if I get more than one proxy card?

A:

It means that you hold shares registered in more than one account.  Sign and return all proxies to make sure that all your votes are counted, but consider consolidating your accounts to minimize the administrative cost of sending materials to you.

Q:

Who is soliciting my proxy?

A:

Questar’s Board of Directors.

Q:

Who is paying for the solicitation?

A:

The Company is paying for the solicitation of proxies and will reimburse banks, brokers, and other custodians for reasonable charges to forward proxy materials to beneficial holders.

Q:

What constitutes a quorum?

A:

On March 21, 2005, the Company had 84,797,445 shares of common stock.  A majority of the shares, or 42,398,723 shares, constitutes a quorum. Once a quorum is present, the nominees will be elected upon receiving a plurality of the shares represented at the meeting and the Plan will be approved by receiving a majority of such shares.  The Company’s Bylaws provide that votes “withheld” from nominees will not be counted for purposes of determining whether a nominee receives a plurality of votes.  Shares registered in the names of brokers for which proxies are voted for some but not all matters will be considered as voted only as to those matters actually voted.  Abstentions, broker nonvotes, and instructions to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes.  Such action, however, will not reduce the number of votes otherwise received by the nominee.

Q:

Who can attend the Annual Meeting?

A:

Any stockholder of record as of March 21, 2005, can attend.  If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date.

Q:

How will my vote be handled on other matters?

A:

Questar’s Bylaws limit the matters presented at an Annual Meeting to those in the notice, those properly presented by the Board of Directors and those presented by stockholders so long as the stockholder gives the Corporate Secretary written notice of the matter at least 90 days but not more than 120 days before the meeting.  We do not expect any other matter to come before the meeting.  If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares.  (See “Other Matters” on page 25 for a detailed discussion of the Company’s Bylaw requirements.)

Q:

When are stockholder proposals due for the next Annual Meeting?

A:

To be considered for presentation at the Company’s Annual Meeting scheduled for May of 2006 and included in the proxy statement, a stockholder proposal must be received at the Company’s office no later than December 5, 2005.

ELECTION OF DIRECTORS

The Company’s Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

The terms of four directors, Phillips S. Baker, Jr., Patrick J. Early, L. Richard Flury, and James A. Harmon, expire at this Annual Meeting.  Three of these directors, Messrs. Baker, Flury, and Harmon, have been nominated for re-election as directors for the three-year terms that expire in May of 2008.  Mr. Early, having reached mandatory retirement age, is not eligible for re-election.  His retirement leaves a vacancy in the group of directors whose terms expire in 2008.  M. W. Scoggins, who was appointed to the Board of Directors effective February 8, 2005, has been nominated for election as a director for a term expiring in 2006.  Unless you give other instructions for your shares, the proxies will be voted for the nominees.

All of the nominees have advised the Company that they are willing to serve as directors. However, in the event that any nominee is unwilling or unable to serve as a director, the proxies named in the enclosed proxy may vote, at their discretion, for any other person.

Biographical information concerning the nominees and the current directors of the Company whose terms will continue after the Annual Meeting appear below.  Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years.  Ages are correct as of the date of the proxy statement.

NOMINEES (Terms Expiring in 2008)

Mr. Phillips S. Baker, Jr., age 45, is the President, Chief Executive Officer and a director of Hecla Mining Company.  He was appointed to serve as a director of the Company effective February 10, 2004.  Mr. Baker served as Vice President of Hecla from May 2001 to November 2001, as Chief Financial Officer from May 2001 to June 2003, and as Chief Operating Officer from November 2001 to May 2003, before being named as Chief Executive Officer in May 2003.  Prior to joining Hecla, he served as Vice President and Chief Financial Officer of Battle Mountain Gold Company from March 1998 to January 2001.

Mr. L. Richard Flury, age 57, retired as Chief Executive, Gas and Power for BP plc on December 31, 2001.  He had served in this position from January 1999 to his retirement.  Prior to working for BP plc and BP Amoco plc, Mr. Flury held a number of key management positions with Amoco Corp., including Chief Executive for worldwide exploration and production.  He was first elected to the Board in May 2002.  Mr. Flury also serves as a director of Chicago Bridge and Iron Company, N.V., and Callon Petroleum Company, and as a trustee of Thunderbird – The Garvin School of International Management.

Mr. James A. Harmon, age 69, was reappointed to serve as a director in June 2001 after serving as Chairman and President of the Export-Import Bank of the United States.  He previously served as a director of the Company from 1976 to 1997.  He currently is Chairman of a financial advisory firm, Harmon & Co. LLC.  Mr. Harmon is also the Chairman of World Resources Institute, a global policy and research institution.  He is a member of the Board of Directors of the School of International and Public Affairs, Columbia University, Africare and the Center for Global Development and is a member of J. E. Robert Cos. Global Advisory Board and a member of the International Advisory Board of Alfa Capital.  He is a Trustee Emeritus of Brown University and Barnard College and is a member of the Council on Foreign Relations.

NOMINEE (Term Expiring in 2006)

Mr. M. W. Scoggins, age 57, retired as Executive Vice President of ExxonMobil Production Company in April 2004.  He had served in this position from December 1999 until his retirement.  Prior to the merger of Mobil Corporation with Exxon Corporation in late 1999, Mr. Scoggins served as President of International E&P and Global Exploration, Chairman of the Upstream Governance Council, Member of the Executive Committee and an officer of Mobil Oil Corporation.  He was first appointed to the Board in February 2005.  He also serves as a director of Trico Marine Services and is a member of the Board of Trustees and the Petroleum Engineering Industry Advisory Board for the University of Tulsa.

CONTINUING DIRECTORS (Present Term Expires in 2006)

Mr. Robert E. Kadlec has a venture capital firm, Bentley Capital Corp. He is age 71 and has been a director of the Company since 1987.  He is a director of International Forest Products Ltd., Eaton Power Corporation, and Vancouver International Airport Authority, and serves on the Board of Trustees for the Vancouver Police Foundation.

Mr. Keith O. Rattie serves as the Company’s Chairman, President and Chief Executive Officer.  He was named President effective February 1, 2001, Chief Executive Officer May 1, 2002, and Chairman May 20, 2003.  Prior to his appointment, Mr. Rattie, age 51, served as Vice President and Senior Vice President of The Coastal Corporation from 1996 to January 30, 2001.  He also serves as a director of Zions First National Bank, Chairman of the Board of the Interstate Natural Gas Association of America, and director of the Gas Technology Institute.

Mr. Harris H. Simmons is the Chairman, President and Chief Executive Officer of Zions Bancorporation and the Chairman of the Board of Zions First National Bank.  He is age 50 and has served as a director of the Company since 1992.  He is Chairman-Elect of the American Bankers Association, and serves as a director of O. C. Tanner Company.

CONTINUING DIRECTORS (Present Term Expires in 2007)

Ms. Teresa Beck, age 50, has served as a director of the Company since 1999. She was President of American Stores from 1998 to 1999, and was American Stores’ Chief Financial Officer from 1993 to 1998.  She is a director of Albertson’s, Inc.; Lexmark International, Inc.; and ICOS Corporation and a trustee of Intermountain Health Care, the David Eccles School of Business at the University of Utah, and The Nature Conservancy of Utah.

Mr. R. D. Cash served as the Company’s Chief Executive Officer from May 1984 to May 2002 and as the Company’s Chairman of the Board from May 1985 to May 2003.  He also served as President of the Company from May 1984 to February 2001.  Mr. Cash, age 62, has been a director of the Company since 1977 and also serves as a director of Zions Bancorporation, National Fuel Gas Company, TODCO, Associated Electric and Gas Insurance Services Limited, and Texas Tech Foundation, Inc.

Mr. Robert E. McKee III, age 58, was appointed to serve as a director of the Company effective April 1, 2003.  He served as a senior advisor for the occupying Coalition Provisional Authority in Iraq to assist with the rebuilding of its oil industry from October 1, 2003, to March 18, 2004.  He retired on March 31, 2003, after 37 years with ConocoPhillips and Conoco, Inc., including 10 years as Executive Vice President, Exploration (1992-2002).  During his career with Conoco, he also served as Senior Vice President of Dupont until October 1998.  He is a director of Parker Drilling Company and the Post Oak Bank, a member of the President’s Council for the Colorado School of Mines and a member of the advisory committee for the University of Texas engineering department.  He is currently serving as the Chairman of Enventure Global Technology (an expandable tubular technology company).

Mr. Gary G. Michael, age 64, has been a director of the Company since 1994.  He served as Chairman and Chief Executive Officer of Albertson’s, Inc. from February 1991 to April 2001.  He served as Interim President of the University of Idaho from June 2003 until August 2004.  He is a director of Office Max, Inc., Idacorp, Inc., Harrah’s Entertainment, Inc., and The Clorox Company.

Mr. Charles B. Stanley, age 46, serves as Vice President of the Company.  He has served as a director of the Company since November 1, 2002.  Mr. Stanley has responsibility for the Company’s Market Resources business segment, and is the President and Chief Executive Officer of each entity within that group, e.g. Questar Market Resources, Inc., Wexpro Company (management and development, cost-of-service properties), Questar Exploration and Production Company (oil and gas exploration and production), Questar Gas Management Company (gas gathering and processing) and Questar Energy Trading Company (wholesale marketing and storage).

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Committees

The Board has standing audit (Finance and Audit), nominating (Governance/Nominating), and compensation (Management Performance) committees that are each comprised solely of independent directors. Each committee has a charter that can be found on the Company’s Web site (www.questar.com).  The following section contains information about Board Committees.

The table below sets forth members and Chairs of the committees. The Chairs and some members of Committees changed effective May 18, 2004. This chart reflects the information as of that date, unless otherwise noted.

Name of Director	Finance/Audit	Management Performance	Governance/ Nominating	Executive
P. S. Baker, Jr.	X		X
T. Beck	X1		X	X
R. D. Cash
P. J. Early		X	X	X1
L. Richard Flury	X	X	X
J. A. Harmon	X	X	X
R. E. Kadlec		X1		X
R. E. McKee III	X	X
G. G. Michael	X		X1	X
K. O. Rattie				X
M. W. Scoggins	X2
H. H. Simmons	X		X	X
C. B. Stanley

Meetings held in 2004	7	3	3	1

_________________________

1Chairman

2Member as of February 8, 2005.

Finance and Audit: Reviews auditing, accounting, financial reporting, and internal control functions; appoints the Company’s outside auditors; monitors financing requirements, dividend policy, and investment relations activities; oversees compliance activities.  The Company’s common stock is listed on the New York Stock Exchange (NYSE) and is governed by its listing standards. The Committee has adopted a charter, officially referred to as a “Statement of Responsibilities,” which has been updated to reflect the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE’s new listing standards. The Company’s Board has determined that all members of the Committee meet the independence standards of Section 303.01(B)(2)(a) and (3) of the Rules of the NYSE.  The Committee’s report begins on page 23.

Management Performance: Reviews the performance of top management, particularly Mr. Rattie, and salary and compensation arrangements paid to the Company’s officers; administers the Long-term Stock Incentive Plan and Long-term Cash Incentive Plan; and makes recommendations about participants, performance objectives and awards under the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries. The Committee’s report begins on page 18.

Governance/Nominating: Responsible for governance activities, particularly Board and Committee evaluations and Committee assignments.  The Committee also recommends individuals for nomination to the Board of Directors and considers director candidates suggested by shareholders.  All members are independent directors.

The Governance/Nominating Committee functions as the Company’s nominating committee.  This Committee is currently chaired by Gary G. Michael, a long-term member of the Board.  The Committee’s charter identifies the criteria established for nominees for directors, including nominees recommended by shareholders and self-nominees.  These criteria are uniformly used as a framework for evaluating all nominees as well as incumbent directors and include the following:  experience as senior officer, e.g., Chief Executive Officer, President, Chief Financial Officer, of a public company or extensive experience in finance or accounting; active in business at least part-time with skills and experience necessary to serve as chair of Board Committee; willingness to commit time and energy to service as a director; experience in the Company’s lines of business or understanding of the Company’s business environment; ability to exercise independent judgment and make analytical inquiries; reputation for integrity and good judgment; and geographical location (residence or business activity) in states where the Company has significant operations.

In early 2005, the Board, acting on the Committee’s recommendation, appointed M. W. Scoggins to fill the remainder of a term expiring in 2006.  The Committee recommended Mr. Scoggins after evaluating several candidates identified in a formal search process conducted by a third party hired by the Committee and paid a fee for its service.  Mr. Scoggins is a retired officer of ExxonMobil Production Company and has extensive experience in the exploration and production business. He has no prior relationships with any members of the Company’s management. Mr. Scoggins also satisfies the key criteria relating to integrity and willingness to devote time and energy to the Company’s business activities.

The Committee has never received nominations from shareholders, but will certainly consider them using the same criteria listed above.  Shareholders interested in submitting the names of candidates who satisfy at least most of the criteria listed above should submit in writing the names and qualifications of the candidate(s) to the Chair of the Governance/Nominating Committee at the Company’s general headquarters.  Any nomination letters addressed to the Chair of the Governance/Nominating Committee, at the Company’s address, will be forwarded without screening. Individuals so nominated will be reviewed using the criteria set forth above.

Executive: Acts on behalf of the Board of Directors and handles special assignments.  The Chairman of the Committee (currently Mr. Early) must be an independent director and functions as the Company’s lead director.

Independence of Directors

With the exception of Messrs. Cash, Rattie, and Stanley, all of the Company’s directors are independent. In compliance with requirements of the Securities and Exchange Commission and the NYSE, the Board of Directors made this determination by applying the following rules:

(a)

No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.)

(b)

A director who is an employee or whose immediate family member is an executive officer of the Company is not independent until three years after the end of such employment relationship.

(c)

A director who receives or whose immediate family member receives more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after ceasing to receive more than $100,000 per year in such compensation.

(d)

A director who is affiliated with or employed by or whose immediate family member is affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

(e)

A director who is employed or whose immediate family member is employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

(f)

A director who is an executive officer or an employee or whose immediate family member is an executive officer of a company that: makes payment to or receives payment from the Company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

Communications with Directors

Shareholders may communicate with the Board of Directors, including Patrick J. Early, the lead director, and including all non-management directors as a group, by sending a letter addressed to the full Board, Mr. Early, or the non-management directors in care of the Corporate Secretary at Questar Corporation, 180 East 100 South, P. O. Box 45433, Salt Lake City, Utah 84145-0433.  The Corporate Secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any mail to the named director or group of directors that isn’t otherwise excluded.  Any mail that is directed to the full Board will be forwarded to Mr. Rattie, as the Chairman of the Board.

Attendance at Meetings

The Company’s Board of Directors held four regular meetings during 2004; Board Committees held a total of 14 meetings.  With the exception of Mr. McKee, all directors attended at least 75 percent of the meetings. Mr. McKee attended 100 percent of the meetings after he returned from a special assignment with the U. S. Department of Defense in Iraq. The Company’s directors had an overall attendance percentage of 91 percent.  The Company’s directors are expected to attend the Company’s Annual Meeting. All of the directors attended the Company’s 2004 Annual Meeting.

Directors’ Compensation

The Company’s non-employee directors receive the following compensation for their service as directors:

Annual Retainer:	$30,000 (quarterly installments of $7,500)
Committee Retainers:
Chair, Finance and Audit and
Executive Committees	$6,000

Chair, Management Performance and
Governance/Nominating Committees	$5,000

Committee Membership	$4,000

Board Meeting Fee:	$2,000 per Board meeting day
Committee Meeting Fee:	$900 ($1,100 for Chairman)
Telephone Attendance:	$900 (Board Meeting)
$600 (Committee Meeting)
$800 (Chairman)

The total cash compensation earned by directors during 2004 ranged from $38,000 to $62,000.  A significant portion of non-employee directors’ total compensation is paid through equity grants.

Outside directors can defer the receipt of their fees and have such deferred fees credited with interest as if invested in long-term certificates of deposit or be accounted for with “phantom shares” of the Company’s common stock.

On February 8, 2005, grants of restricted stock or phantom stock units were made to each of the Company’s non-employee directors.  The Committee Chairs received grants of 1,100 shares or phantom stock units, while the other directors received grants of 900 shares or phantom stock units.  The grants vest over four years, with one-third vesting two years after grant, one-third vesting three years after grant, and the final one-third vesting four years after grant.  Phantom stock units are paid in accordance with elections to defer fees for Board service.  The restricted stock also vests on an accelerated basis in the event of the director’s death, disability, mandatory retirement at age 72, or a change in control, but is lost in the event of a director’s termination of service for any other reason. These grants were made pursuant to the Company’s Long-term Stock Incentive Plan.

Outside directors can elect to receive their fees in shares of stock.  The plan for providing payment of fees in stock has been approved by the Company’s shareholders.

The Company has entered into individual indemnification agreements with all directors, including Messrs. Rattie and Stanley, indemnifying them as directors.  The form of these agreements has been approved by the Company’s stockholders.

The Company furnishes Mr. Cash, as the retired Chairman of the Board, an office, telephone, and limited secretarial support in its Salt Lake City office.

Directors’ Retirement Policy

In May 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if still actively engaged in business, financial, and community affairs.  The Governance/Nominating Committee exercised its discretion to waive a policy limiting the service of retired Chief Executive Officers when it recommended that R. D. Cash be renominated to serve a new term as a director.  There is no policy with respect to the number of terms that any individual director can serve.

Certain Relationships and Related Party Transactions

There are no relationships or related transactions between the Company and any of its directors that are required to be disclosed pursuant to federal securities laws.

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the shares of stock beneficially owned by each of the directors, each nominee, and each executive officer named on page 12 and all directors and executive officers as a group as of March 1, 2005 (unless otherwise indicated).  Except as noted, each person has sole voting and investment power over the shares shown in the table.

Amount and Nature of Common Stock Beneficially Owned

	Number of Shares Owned	Right to Acquire[1]	Percent of Class[2]	Phantom Stock Units[3]
Alan K. Allred[4,5,6]	49,313	107,500.18%		782
Phillips S. Baker, Jr.	2,200	0	*	0
Teresa Beck	1,963	26,200	*	8,393
R. D. Cash[6]	345,141	526,941	1.02%	39,382
Patrick J. Early	26,800	29,800	*	17,966
L. Richard Flury	2,000	7,000	*	3,570
James A. Harmon	81,428	13,400.11%		5,912
Connie C. Holbrook[4,5]	177,405	92,926.31%		8,306
Robert E. Kadlec[7]	28,780	60,400	*	0
Robert E. McKee III[8]	2,966	7,000	*	900
Gary G. Michael	10,000	8,000	*	19,363
S. E. Parks[4,5,6]	108,405	229,748.39%		4,380
Keith O. Rattie[4,5,6,9]	93,964	380,000.56%		10,202
M. W. Scoggins	3,000		*	900
Harris H. Simmons	20,000	55,800	*	23,045
Charles B. Stanley[4,5]	48,677	168,750.25%		4,147
All directors and executive	1,074,629	1,820,301	3.6%	154,249
officers (19 individuals
including those listed above)

_________________________

1Shares that can be acquired by exercising stock options within 60 days of March 1, 2005.

2Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

3Phantom stock units are held through the various deferred compensation plans available to the Company’s directors and officers. Although these plans only permit such units to be paid in the form of cash, investment in such units represents the same investment in the performance of the Company’s common stock as does investment in actual shares of common stock.

4The Company’s executive officers have shares held for their accounts in the Company’s Employee Investment Plan. The number of shares opposite each of their names includes equivalent shares of stock through such plan as of March 1, 2005, as follows: Mr. Rattie, 1,196 shares; Mr. Stanley, 2,743 shares; Mr. Parks, 22,916 shares; Mr. Allred, 22,021 shares; and Ms. Holbrook, 30,259 shares.

5Messrs. Rattie and Stanley were each granted shares of restricted stock when they were hired and in February of 2003.  They, and the Company’s other executive officers, acquired restricted shares of the Company’s common stock in partial payment of bonuses earned under the Annual Management Incentive Plans for 2003 and received restricted stock grants in February of 2004.  The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 2005: Mr. Rattie, 52,000 shares; Mr. Stanley, 33,000 shares; Mr. Allred, 8,700 shares; Mr. Parks, 7,000 shares; and Ms. Holbrook, 4,970 shares.  The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

6Of the total shares reported for Mr. Cash, 37,043 shares are owned by his family’s private foundation, and 7,534 shares are in family trusts for which Mr. Cash shares voting and investment control.  Mr. Cash disclaims any economic interest in such shares.  Mr. Allred owns his record shares with his spouse.  Some of Mr. Parks’ record shares are owned jointly with his spouse.  Some of Mr. Rattie’s non-restricted shares are owned jointly with his spouse.

7Mr. Kadlec’s wife beneficially owns 400 shares of common stock.  Mr. Kadlec has voting control and investment control over such shares.  Such shares are included in the shares listed opposite his name.

8One hundred shares of common stock are held in the name of the McKee Family Trust.

9Mr. Rattie is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 98,001 shares of the Company’s common stock as of March 1, 2005.  As Chairman, Mr. Rattie has voting power for such shares, but disclaims any beneficial ownership of the shares.  The shares are not included in the total opposite his name.

SECURITY OWNERSHIP, PRINCIPAL HOLDERS

The following table sets forth information, as of December 31, 2004, with respect to each person known by the Company to beneficially own at least five percent of its common stock.

Name and Address of Beneficial Owner	Shares and Nature of Beneficial Ownership	Percent of Class

Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	7,575,000	8.9%
	Investment Advisor[1]

_________________________

1In its Schedule 13G dated February 9, 2005, Capital indicated that it had sole power to dispose of 7,575,000 shares but had no power, sole or shared, to vote any shares.

EQUITY COMPENSATION PLAN INFORMATION

The following information is accurate as of December 31, 2004.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Equity compensation plans approved by security holders	4,015,071	$23.85	5,856,016

Equity compensation plans not approved by security holders	0	0

Total	4,015,071	$23.85	5,856,016

CERTAIN RELATIONSHIPS – EXECUTIVE OFFICERS

Mr. R. Allan Bradley was appointed to serve as an executive officer of the Company and as the President and Chief Operating Officer of Questar Pipeline Company effective January 1, 2005.  Prior to joining the Company, Mr. Bradley was the managing director and founding member of Ventura Energy LLC from 2002 to 2004.  Ventura was hired by various subsidiaries of the Company beginning in October 2002 to assist with marketing the western segment of its Southern Trails Pipeline and other tasks.  Pursuant to the terms of the consulting contracts with Ventura, the Company’s subsidiaries paid $316,599.63 for services rendered in 2004. Mr. Bradley formally resigned his affiliation with Ventura Energy in December 2004.

EXECUTIVE COMPENSATION

The following Summary Compensation Table lists compensation earned by Mr. Rattie and the other four most highly compensated executive officers during 2002, 2003, and 2004.

Summary Compensation Table
		Annual Compensation			Long-term Compensation		All Other Compensation

	Year	Base Salary ($)	Bonus ($)[1]	Restricted Stock Awards ($)[2,3]	Option Shares (#)[4]	Contingent LTI Bonus ($)[5]	($)6, 7 & 8
Name and Principal Position

Keith O. Rattie	2004	533,750	661,200	418,800	0	400,000	100,544
President and Chief Executive Officer	2003	501,667	535,650	813,300	150,000		86,937
	2002	442,917	209,200	0	140,000		61,140

Charles B. Stanley	2004	382,292	389,973	314,100	0	350,000	121,790
President and Chief Executive Officer	2003	311,667	265,579	406,650	75,000		104,558
Questar Market Resources, Inc.	2002	255,417	61,723	502,514	175,000		99,326

Alan K. Allred	2004	272,667	125,580	165,000	0	100,000	22,375
President and Chief Executive Officer	2003	245,000	84,920	0	70,000		15,247
Questar Gas Company	2002	164,333	55,272	0	22,000		13,204

S. E. Parks	2004	263,958	210,200	122,150	0	75,000	29,468
Senior Vice President	2003	255,000	166,270	0	48,000		23,981
and Chief Financial Officer	2002	227,083	76,619	0	45,000		21,200

Connie C. Holbrook[9]	2004	252,917	201,000	122,150	0	50,000	24,895
Senior Vice President, General	2003	240,833	156,620	0	45,000		17,846
Counsel and Corporate Secretary	2002	216,667	72,400	0	40,000		16,408

_________________________

1Amounts listed under this heading for 2004 include the total value of the bonus earned under the 2004 Annual Management Incentive Plans (AMIPs) and Mr. Stanley’s bonus earned under a general employee plan.  Approximately one-third of the total bonus under the 2002 and 2003 AMIPs was actually paid with shares of restricted stock.  The shares of restricted stock granted in 2004 for the 2003 AMIPs vest in one installment on the first business day in February of 2005.  The value of all shares of restricted stock granted as partial payment of earned bonuses for plan years prior to 2004 is reflected in the column marked “Bonus.”

2Amounts under this heading for 2004 represent the value (as of the grant date) of shares of restricted stock granted to each of the named officers in February of 2004.  These shares vest in three annual equal installments beginning in February of 2006, but will also vest in the event of an officer’s retirement (at least age 55 with at least 10 years of service).  The amounts shown for 2003 represent the value (as of the grant date) of shares of restricted stock granted to Messrs. Rattie and Stanley in February of 2003. Mr. Rattie’s shares begin to vest in February of 2006 and vest in three annual equal installments.  Mr. Stanley’s shares vest in February of 2006.

3Dividends are paid on restricted shares of stock at the same rate dividends are paid on other outstanding shares of the Company’s common stock.  As of December 31, 2004, the named officers owned the shares of restricted stock as valued on such date listed opposite their names:

	Shares (#)	Value ($)
Keith O. Rattie	47,064	$2,398,381
Charles B. Stanley	32,919	$1,677,552
Alan K. Allred	5,072	$ 258,469
S. E. Parks	5,802	$ 295,670
Connie C. Holbrook	4,980	$ 253,781

_______________________

4No options were granted in 2004.

5In 2004, the Company’s shareholders approved a new plan, the Long-term Cash Incentive Plan.  The amounts set forth for each officer are the contingent target bonuses granted in February of 2004.  The participants can earn up to three times the amount of the target bonus if the Company’s average total shareholder return for the performance period (2004 through 2006) places the Company at or near the top third of a pre-approved group.  No amounts will be paid under this plan until February of 2007.

6The 2004 figures include:

Name	Employee Investment Plan, Contributions ($)	Deferred Plans, Contributions ($)	Dividends Restricted Stock ($)	Unused Vacation ($)	Loan Forgiveness[7] Imputed Interest/ Tax Gross Up ($)	Miscellaneous[8] Reimbursements ($)

Mr. Rattie	10,040	49,541	40,004	0	N/A	959
Mr. Stanley	10,040	31,886	27,981	0	50,173	1,710
Mr. Allred	10,040	7,403	4,932	0	N/A	0
Mr. Parks	10,040	9,836	4,311	5,096	N/A	185
Ms. Holbrook	10,040	8,906	4,233	1,716	N/A	0

_______________________

7The Company entered into a three-year “loan” with Mr. Stanley dated January 31, 2002, that is forgiven in three annual installments through completion of service.

8The Company provides taxable reimbursements to officers for financial and estate planning and taxable reimbursements to any employee for wellness participation.

9Ms. Holbrook is retiring effective April 30, 2005.  Her final average earnings figure for purposes of Questar’s qualified and nonqualified retirement plans is $415,646.  She will receive a monthly retirement benefit of $7,441 for life plus a temporary supplement of $425 a month until she turns age 62.  She will also receive a lump-sum payment of $1,270,000 that will be paid in two annual installments in accordance with her election under the Company’s nonqualified retirement benefit plans.

The following table lists information concerning the stock options that were exercised by the named executive officers during 2004 and the total options and their value held by each at year-end 2004.  No stock options were granted to the Company’s named executive officers during 2004 under the Company’s Long-term Stock Incentive Plan.  No stock appreciation rights (SARs) were granted during 2004; none have been granted under the Plan.

Option Exercises in Last Fiscal Year and Fiscal Year end Option Values

	Shares Acquired or Exercised (#)	Value Realized ($)[1]	Number of Unexercised Options at Year-End (#)		Value of Unexercised, In-the-Money Options At Year-End ($)[1]
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Keith O. Rattie	0	0	380,000	110,000	9,378,800	2,769,100
C. B. Stanley	0	0	168,750	81,250	4,495,688	2,094,813
Alan K. Allred	0	0	113,484	40,500	3,184,959	988,805
S. E. Parks	0	0	229,748	35,250	6,824,570	887,513
Connie C. Holbrook	50,577	1,191,357	116,295	32,500	3,083,011	816,725

___________________

1The “value” is calculated by subtracting the option price from the fair market value of the shares purchased on the date of exercise. This table does not reflect any taxes paid by the named executives as a result of exercising options or selling all or any portion of the shares obtained as a result of exercising options.  The current value of the shares may be higher or lower than the aggregate value reported in the table.

Long-Term Incentive Plans – Awards in Last Fiscal Year

The Company’s Board of Directors granted contingent bonuses under the Long-term Cash Incentive Plan, which was approved by the shareholders in May of 2004. Total shareholder return is the only metric for the first performance period of 2004 through 2006.

Name	Number of shares, units or other rights	Performance or other period until maturation or payout	Estimated future payouts under non-stock price-based plans
			Threshold	Target	Maximum
(a)	(b)	(c)	(d)[3]	(e)[3,4]	(f)[3]
Keith O. Rattie	[1]	3 years[2]	$132,000	$400,000	$1,200,000
Charles B. Stanley	[1]	3 years	$115,500	$350,000	$1,050,000
Alan K. Allred	[1]	3 years	$33,333	$100,000	$300,000
S. E. Parks	[1]	3 years	$25,000	$75,000	$225,000
Connie C. Holbrook	[1]	3 years	$16,500	$50,000	$150,000

_______________________

1The plan is a long-term cash plan.  No shares, units, or other rights are granted.

2The first performance period is the three-year period ending December 31, 2006.

3These numbers reflect the range of payout per year (2004-2006) under the plan.

4Each participant can earn up to three times the designated target bonus if the Company’s average total shareholder return for the performance period places the Company in the top third of a pre-approved group including the Company and 14 peer companies.  No participant, however, can earn any fraction of his target bonus if the Company’s total shareholder return for the performance period places the Company in the bottom third of the group.

Total shareholder returns for the 12-month period are measured during December of each year (2004, 2005, and 2006) for the Company and each of its designated peers. The sum of the annual average of the three years is divided by three and then compared with similar return measures calculated for each peer.

The peer companies have been approved by the Committee and include: Cabot Oil and Gas Company; Devon Energy Corporation; El Paso Corporation; Energen Corporation; EOG Resources, Inc.; Equitable Resources, Inc.; Forest Oil Corporation; National Fuel Gas Company; ONEOK, Inc.; Peoples Energy Corporation; Southwestern Energy Company; Vintage Petroleum, Inc.; Western Gas Resources, Inc.; and Williams Companies, Inc.  In the event any designated peer company ceases to exist as a public company, the Management Performance Committee, in its discretion, can designate a replacement or use the smaller group.  For the three-year period ending December 31, 2004, the Company’s total shareholder return was 43.9 percent, which placed it sixth in this group.

Retirement Plans

The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual.  The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company’s Retirement Plan as of December 31, 2004, and, if necessary, the Company’s Supplemental Executive Retirement Plan (SERP).  The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 2004, do not include Social Security benefits, and reflect a 50 percent surviving spouse benefit.  Benefits under the Retirement Plan are not reduced or offset by Social Security benefits, although participants who retire prior to age 62 do receive a temporary supplement until reaching age 62.

Pension Plan Table

Highest Consecutive Three-Year Average Annual Compensation
	Years of Service
	15	20	25	30	35
$250,000	67,084	89,446	111,807	118,057	124,307
$300,000	81,334	108,446	135,557	143,057	150,557
$350,000	95,584	127,446	159,307	168,057	176,807
$400,000	109,834	146,446	183,057	193,057	203,057
$450,000	124,084	165,446	206,807	218,057	229,307
$500,000	138,334	184,446	230,557	243,057	255,557
$550,000	152,584	203,446	254,307	268,057	281,807
$600,000	166,834	222,446	278,057	293,057	308,057
$650,000	181,084	241,446	301,807	318,057	334,307
$700,000	195,334	260,446	325,557	343,057	360,557
$750,000	209,584	279,446	349,307	368,057	386,807

The Company’s Retirement Plan has a “step rate/excess” benefit formula.  The formula provides for a basic benefit that is calculated by multiplying the employee’s final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee’s years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a permanent supplemental benefit that is calculated by multiplying the difference between the employee’s final average earnings and his “covered compensation” by a supplemental factor that varies by age. (The term “covered compensation” refers to the 35-year average Social Security wage base tied to the year of an employee’s birth.)  Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

Federal tax laws impose limits on the amount of a participant’s annual compensation that can be used when calculating benefits under qualified plans and on the amount of benefits that can be paid to a participant from such plans.  The SERP, a nonqualified plan, was adopted in 1987 to compensate officers who are affected by these limits.  It provides retirement benefits equal to the difference between the benefits payable under the qualified Retirement Plan and the benefits that would be payable absent such limits. The SERP also permits participants to make advance elections to receive lump-sum payments.  With the exception of Messrs. Rattie and Stanley, all of the officers listed in the table have vested benefits under the SERP; all of the listed officers earn annual compensation in excess of the current cap of $210,000 (increased from $200,000 as of January 1, 2004).

Information concerning compensation, final average earnings, and years of service as of December 31, 2004, for the five listed employees is shown below:

	2004 Retirement Benefit Compensation	Final Average Earnings	Years of Service

K. O. Rattie	1,238,345	1,005,353	4.0
C. B. Stanley	871,217	589,481	3.0
S. E. Parks	410,117	370,971	30.4
A. K. Allred	354,889	285,745	26.5
C. C. Holbrook	390,949	350,702	29.4

Each officer’s 2004 compensation for purpose of the Company’s retirement plans is different than shown on the table because the former includes cash payments when made, not when earned; the value of some restricted stock shares when distributed, not granted; and dividends paid on some shares of restricted stock.  (Restricted shares granted for retention purposes or in lieu of stock options, and the dividends paid on such shares, do not constitute “compensation” for purposes of Questar’s retirement plans.)

Employment Contracts

Mr. Rattie received a new employment contract with the Company effective February 1, 2004, to replace the contract that he originally signed when he joined the Company in 2001.  His new contract guarantees payment of his base salary plus specified bonus payments if his employment is terminated for any involuntary reason other than cause, death, or disability during the three-year period beginning February 1, 2004.  The contract also contains an evergreen provision and is extended for one-year increments on each anniversary date, which means that the three-year period currently begins on February 1, 2005.  It also protects the Company in the event Mr. Rattie voluntarily terminates employment prior to the end of any given three-year period.

Pursuant to the terms of the Company’s agreement with Mr. Stanley, which became effective January 31, 2002, he was given a special option to purchase 100,000 shares, a one-time grant of 21,000 shares of restricted stock, and a cash loan of $140,000 for relocation expenses and forfeiture of bonuses earned with his predecessor employer.  Any loan payments are forgiven on an annual basis with Mr. Stanley’s service.  The Company also agreed to make up the tax impact of imputed interest charged in conjunction with the loan.  Other contractual commitments included payment of specified salary and benefits upon termination within the duration of the contract, and a 30-day period of time following termination within the contract period in which to exercise vested stock options.  Mr. Stanley’s contract was amended and extended for two years effective February 1, 2004.  His extended contract contains an evergreen provision similar to Mr. Rattie’s, which means that the three-year period currently begins on February 1, 2005.

Executive Severance Compensation Plan

The Company has an Executive Severance Compensation Plan that covers the Company’s executive officers and all other officers of the Company and its affiliated companies.  Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years’ salary, cash bonuses, and miscellaneous benefits upon a termination of their employment (as defined in the plan).

The dollar amounts payable to the Company’s executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows: $1,250,000 to Mr. Rattie, $1,000,000 to Mr. Stanley; $571,400 to Mr. Allred; $600,000 to Mr. Parks; and $528,000 to Ms. Holbrook. The Company’s executive officers would also receive cash bonuses, supplemental retirement benefits, and welfare plan benefits.

Under the plan, a “change in control” is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of 1934, as amended.  A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 25 percent or more of the Company’s outstanding shares of common stock.

CUMULATIVE TOTAL SHAREHOLDER RETURN

The following graph compares the cumulative total return of the Company’s common stock with the cumulative total returns of a group of diversified natural gas companies published by Value Line, Inc., which is a peer group of six diversified natural gas companies selected by the Company, and the S&P Composite-500 Stock Index. The Company believes performance of the six-peer-company group to be a better benchmark of performance due to the higher concentration of commodity price exposure, relative size, and business mix of such companies.  (The six peer companies are Energen Corporation; Equitable Resources, Inc.; Kinder Morgan, Inc.; National Fuel Gas Company; ONEOK, Inc.; and Southwestern Energy Company.)

	1999	2000	2001	2002	2003	2004
Questar	$100.00	$207.45	$177.68	$203.10	$263.02	$389.46
Six Peer Group	100.00	202.89	194.88	174.77	237.84	325.67
S&P 500	100.00	90.90	80.10	62.39	80.29	89.02

The chart assumes $100 was invested at the close of trading on December 31, 1999, in the Company’s common stock, the indices of six peer companies, and the S&P 500 Index.  It also assumes all dividends were reinvested. For 2004 the Company had a return of 48.1 percent compared to a return of 10.9 percent for the S&P 500 Index and a return of 36.9 percent for the six-company peer group. For the five-year period, the Company had a compound annual return of 31.2 percent compared to returns of -2.3 percent for the S&P 500 Index and 26.6 percent for the peer group.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Management Performance Committee (“Committee”) is a committee of outside directors that is chaired by Robert E. Kadlec. Our other members include Patrick J. Early, L. Richard Flury, James A. Harmon, and Robert E. McKee III.  We review and approve all elements of the total compensation program for officers of the Company and administer the Company’s Long-term Stock Incentive Plan and Long-term Cash Incentive Plan. We monitor the Company’s executive compensation programs to verify that they are aligned with the Company’s business strategies and financial goals.  We believe that such programs motivate the Company’s officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company’s peers.

Each year, we review the performance of the Company on a consolidated basis and the performance of the Company’s major lines of business and compare such performance to specified groups of peer companies.  We also assess the individual performance of officers, particularly the performance of Keith O. Rattie and the other named executive officers listed in the Summary Compensation Table. We periodically hire outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company’s officers, and we received a comprehensive report in early 2004.

The Company’s total compensation program for officers includes base salaries, annual bonuses, and equity awards.  The Company’s highest ranking officers also participate in the Long-term Cash Incentive Plan approved by shareholders in 2004. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these components of the total program is discussed in greater detail below.

Base Salaries

We review base salaries for the Company’s officers on an annual basis.  Such salaries are generally pegged at or near the 50th percentile or market average of survey data.  We have historically awarded salary increases to Mr. Rattie and other officers based on an assessment of each officer’s comparison with survey data, responsibilities, experience and performance.  The salaries earned by the named executive officers during 2004 are listed in the table shown on page 12.

Annual Bonuses

All Company officers, but particularly the highest paid officers shown in the table, have a significant portion of their total compensation at risk.  Annual bonuses are directly linked to key financial and operating objectives for the major business units and for the Company on a consolidated basis.  Each year, we review and approve annual specified performance objectives. Performance objectives are both financial (e.g., net income, return on equity) and efficiency objectives (e.g., customer-service rating, safety performance, finding costs, operating and maintenance costs).  The performance objectives are set after we review actual results for the prior year and budgeted results for the year in question and are generally higher than actual results for the prior year and expectations for the current year.

An overall performance factor is multiplied by each officer’s target bonus to determine his earned bonus.  Each officer’s target bonus is a percentage of his base salary in effect at the time the target bonus is approved. We also determine the allocation of each officer’s target bonus between business unit results and consolidated results.  Mr. Stanley also participates in the general employee compensation plan adopted for the Market Resources unit.

Equity Awards

Prior to 2004, we awarded annual grants of stock options to the Company’s officers and key employees as part of their “risk-based” compensation.  In 2004, we decided to grant restricted stock awards instead of stock options and focused more attention on the relative value of the two types of equity awards. But we will continue to use stock options in response to competitive conditions and special circumstances.  The restricted grants were awarded pursuant to the terms of an omnibus Long-term Stock Incentive Plan, which allows us broad flexibility to use a wide range of stock-based performance awards.

We have established stock-ownership guidelines for officers.  (Phantom stock units attributable to an officer’s deferred compensation are included.)  All of the officers named in the Summary Compensation Table satisfy these guidelines, which constitute a multiple of their base salaries.

The table labeled “Option Exercises” provides information concerning the value realized by the individual members of the group when exercising stock options in 2004 and the year-end value of their remaining stock options.

Long-term Cash Incentive Plan

In 2004 we recommended, and shareholders approved, a Long-term Cash Incentive Plan for the five officers named in the Summary Compensation Table.  This plan measures total shareholder return for the Company and a list of specified peers during the three-year period ending December 31, 2006.  Participants can earn up to three times their target bonus if the Company’s total shareholder return places the Company in the top third when compared to the returns earned by a group comprising the Company and its 14 peer companies.  Participants, on the other hand, will fail to earn any portion of their target bonus if the Company’s total shareholder return is in the bottom third when compared to its peers.  If the Company’s total shareholder return is not at least in the middle third, participants will not earn total direct compensation at the 50th percentile of the Company’s peers.  The Company’s total shareholder return for the prior 12 months is measured over a 30-day duration at the end of each year of the performance period.  As measured in December of 2004, the Company’s total shareholder return was 43.9%, which placed it in sixth place among its peer group

Specific Compensation Decisions

We believe that the bonuses paid to the Company’s officers for 2004 performance reflect the success achieved by the Company’s Market Resources group, which exceeded all market performance goals, particularly net income.  The Company, on a consolidated basis, exceeded its performance goals.  The Regulated Services unit failed to satisfy its minimum financial performance objectives, partially due to the impact of an adverse legal decision received by Questar Gas Company and an adverse Federal Energy Regulatory Commission order concerning liquids revenues at a dew-point plant owned by Questar Pipeline Company. The Regulated Services unit did achieve its performance objectives tied to customer service and safety.

We decided to increase Mr. Rattie’s base salary to $625,000, effective March 1, 2005, in recognition of the Company’s superior performance and to tie his salary more closely to the 50th percentile among the Company’s peers.  We approved a target bonus for Mr. Rattie under the Annual Management Incentive Plan (“AMIP”) equal to 75 percent of his base salary of $625,000, and a contingent bonus of $400,000 for him under the Company’s Long-term Cash Incentive Plan for the three-year period ending December 31, 2007. We also granted him 10,000 shares of restricted stock under the Company’s Long-term Stock Incentive Plan.

Additionally, we elected to modify the performance metrics for the AMIP to focus more attention on the performance of the Company’s business units while maintaining the link to consolidated earnings-per-share figures.  To ensure AMIP bonuses tie to corporate-wide results, and to promote cross-company teamwork, each subsidiary’s AMIP will include consolidated earnings per share as one of its metrics.

Finally, we recommended that the Company adopt the AMIP II Plan that is discussed later in this proxy statement, and obtain shareholder approval of it as a performance-based plan.

Miscellaneous

We support the Company’s traditional practice of limiting the perquisites granted to officers.  The Company does not pay for any of the following perquisites for its officers: first-class travel privileges, cars, country-club memberships, supplemental welfare benefit plans, executive dining room service, or personal use of the Company’s airplane.

Federal law precludes the Company from deducting compensation paid in excess of $1 million per year to any executive officer listed in the Compensation Table.  Performance-based compensation, however, is not subject to this deductibility limit.  When structuring the compensation paid to the Company’s higher-paid officers, we consider the provisions of this federal tax rule, but we have awarded and will likely continue to award compensation that is not deductible in order to achieve what we consider an appropriate compensation structure.  We have recommended that the Company obtain shareholder approval of the Annual Management Incentive Plan II, which mirrors the purposes and performance objectives of the Company’s existing annual bonus plan, in an effort to maximize the deductibility of compensation.

Management Performance Committee
Robert E. Kadlec, Chairman
Patrick J. Early
L. Richard Flury
James A. Harmon
Robert E. McKee III

ANNUAL MANAGEMENT INCENTIVE PLAN II

The Company’s Board of Directors unanimously recommends that shareholders approve the Annual Management Incentive Plan II (“Plan”), which is a performance-based plan for the Company’s highest-paid officers.  The Plan is effective January 1, 2005, subject to the receipt of shareholder approval.  The Plan provides cash payments to participants if the Company achieves specified performance goals that are adopted to drive long-term shareholder value.

A copy of the Plan is attached as Appendix A. The following is a summary of material Plan provisions.

Eligibility.  Only “covered employees,” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, who are executive officers are eligible to be considered for participation in the Plan.

Purpose. The Plan is designed to provide an incentive to the highest paid officers of the Company and its subsidiaries to focus their best efforts to pursue and attain major organizational goals.  The intent of the Plan is to place a significant portion of the eligible officers’ annual compensation at risk by tying it to specific measurable goals that drive long-term shareholder value.

Awards. Within 60 days after the beginning of a fiscal year, the Committee shall establish a target bonus for each participant and a maximum payout for cash awards granted under the terms of the Plan.  Performance goals must be objective and must satisfy the third-party objectivity standards under Section 162(m) of the Tax Code and related regulations.

Within 60 days after the close of the fiscal year, the Committee shall determine cash awards to be paid under the terms of the Plan.  Any payments made under this Plan shall be contingent upon achieving the performance goals set in advance of the fiscal year in question. The Plan provides a maximum cash payment of $1 million for any participant for any fiscal year for years through 2008, and a maximum cash payment of $1.5 million after that date.

Tax Deductibility.  The Plan is designed to qualify as performance-based compensation that is exempted from the limitation on deductions imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended.

Form and Payment of Awards.  All awards will be paid in cash within 60 days of the end of the fiscal year.

Administration. The Management Performance Committee will administer the Plan. All members of the Committee are independent directors who are not eligible to participate in the Plan.

Amendment/Termination. The Board of Directors may amend or terminate the Plan at any time. No amendment, however, can change the maximum cash award of a covered employee, change the definition of eligible employees, or change the enumerated performance measures without the consent of the Company’s shareholders or operate to change any cash awards earned during a fiscal year, without written consent from the participants.  The Board cannot terminate the Plan in any year in which a change in control has occurred without written consent from the participants.

Termination of Employment.  In the event a participant dies, becomes disabled or retires (at age 55 with at least 10 years of service) during the fiscal year, he will receive a pro rata cash payment within 60 days of the end of the fiscal year. In the event a participant ceases to be an employee for any reason other than death, disability, or retirement, he shall not be entitled to any payment pursuant to the terms of the Plan.  In the event of a change in control at any point in a performance period, participants are entitled to receive their designated target bonuses within 30 days of such change in control.

Plan Benefits and Performance Goals.  The following table lists the names and target bonuses for the five employees who are currently expected to be included in the Covered Compensation Table for 2005:

Keith O. Rattie President and Chief Executive Officer	$468,750

C. B. Stanley President and Chief Executive Officer Questar Market Resources, Inc.	$262,500

S. E. Parks Senior Vice President and Chief Financial Officer	$150,000

Alan K. Allred President and Chief Executive Officer Questar Gas Company	$142,850

R. Allan Bradley President and Chief Operating Officer Questar Pipeline Company	$107,500

Pursuant to the terms of the Plan, a participant can earn up to 199% of his target bonus, which means that the maximum payment can be no more than $2,251,884 for the attainment of 2005 performance goals.

The performance goals may include (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per-unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel-gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Management Performance Committee defining “satisfactory”; (l) debt ratios or other measures of credit quality or liquidity; and (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Management Performance Committee.

AUDIT COMMITTEE REPORT

Our Committee, which is officially known as the Finance and Audit Committee, originally adopted a statement of responsibilities in May 1997.  It has been revised several times since then, most recently by the Board in 2004.

Our Committee members are appointed each year by the Board of Directors to review the Company’s financial matters. The Board has determined that each member of our Committee meets the independence requirements set by the New York Stock Exchange and is financially literate.  The Board has also determined that Messrs. Baker, Michael, Harmon, and Simmons and Ms. Beck are financial experts as defined by the Securities and Exchange Commission, under rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Two members of the Committee — Ms. Beck and Mr. Michael — serve as members of the audit committees of more than three public companies.  The Board has determined that such service does not impair the ability or limit the time that each has to serve as a member of our Committee.

We reviewed and discussed with the Company’s officers the audited financial statements for the year ending December 31, 2004.  We discussed with Ernst & Young, the Company’s independent auditing firm, the matters required by Codification of Statements on Auditing Standards No. 61.  We have also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Statement No. 1, and we have discussed with representatives of Ernst & Young its independence from the Company.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ending December 31, 2004.

Ernst & Young billed the Company for services as follows:

	2004[1,3]	2003[1,2]

Audit Fees:	$1,267,461	$562,147
Audit-related Fees:	46,000	43,500
Tax Fees:	3,725	9,875
All Other Fees:	0	0
Total	$1,317,186	$615,522

_______________________

1The fees listed are aggregate fees. Audit fees represent the aggregate fees billed for services performed for each year, regardless of when the fee was actually billed. Other fees represent the aggregate fees actually billed in each year.

2Fees for 2003 have been reclassified to transfer Sarbanes-Oxley fees ($33,197) from Audit-related to Audit fees.

3The total fees associated with Section 404(a) compliance in 2004 were $693,879.

Audit fees are billed in conjunction with Ernst & Young’s audit of the annual financial statements of the Company on a consolidated basis and its reporting subsidiaries and review of the financial statements included in the Form 10-Q Reports filed by the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings and other services such as consents and assistance with and review of documents filed with the Securities and Exchange Commission. Audit fees include fees related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-related fees are billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, consultations concerning Generally Accepted Accounting Principles, evaluations of the impact of new requirements mandated by Congress, the Securities and Exchange Commission, and the Financial Accounting Standards Board.  These fees also include audits of the Company’s employee benefit plans.

Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, and tax planning.  They also include fees for reviewing officers’ tax returns.

We have concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

We have adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young.  These procedures include reviewing fee estimates for audit services and permitted non-audit services that are recurring in nature and authorizing the Company to execute letter agreements setting forth such fees.  Our approval is required for any services to be performed by Ernst & Young that are not specified in the letter agreements.  We have delegated pre-approval authority to our Chairman, but any exercises of such authority are reported to us at our next meeting.

Finance and Audit Committee
Teresa Beck, Chair
Phillips S. Baker, Jr.
L. Richard Flury
James A. Harmon
Gary G. Michael
Robert E. McKee III
M. W. Scoggins
Harris H. Simmons

ANNUAL REPORT AND FORM 10-K REPORT

Questar has recently mailed an annual report for 2004 to shareholders of record.  The Company does take advantage of the special “householding” rules adopted by the Securities and Exchange Commission to mail single copies of the annual report (not the proxy statement) to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders.  We will promptly send a separate copy of the annual report to you if you live at a shared address that only received a single copy.  Please contact Abigail L. Jones at 180 East 100 South, Salt Lake City, Utah 84111, or 801-324-5678, if you want to receive a separate copy of the annual report now or in the future or if you want to request that only one copy of the annual report be sent to your address if you are currently receiving multiple copies of it.

We will also send you without charge a copy of our Annual Report on Form 10-K (excluding exhibits) that was filed with the Securities and Exchange Commission.  You can contact the person identified above to make the request.

SECTION 16(a) COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company’s directors, certain officers, and persons who own more than 10 percent of the Company’s stock are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

Mr. W. W. Hawkins resigned as a voting director on May 18, 2004, in accordance with the Company’s mandatory retirement policy for directors.  Prior to that date, he failed to report the sale of 2,600 shares that occurred on February 6, 2004, at a price of $35.61, and the sale of 7,500 shares that occurred on February 23, 2004, at a price of $36.47. Mr. Hawkins subsequently filed a late Form 5 reporting the sales.

The Company’s Corporate Secretary prepares reports for such persons based on information known and otherwise supplied.  Based solely on a review of such information, the Company believes that all filing requirements, other than those referenced above, were satisfied for 2004.

OTHER MATTERS

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company’s Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee; (3) the number of shares of the Company’s stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

The Company’s Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials must deliver a written notice of the proposal, by certified mail, to the Company’s Secretary. Such notice must be received at least 90 days and not more than 120 days prior to the date of such meeting.  The notice must set forth (1) a brief description of the proposal; (2) the stockholder’s name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal.

If the written notice is not received by the date specified in the Bylaws, the named proxies will have discretionary voting to deal with the nomination or proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

By Order of the

Board of Directors

/s/Abigail L. Jones

Abigail L. Jones

Corporate Secretary

APPENDIX A

QUESTAR CORPORATION
ANNUAL MANAGEMENT INCENTIVE PLAN II

Section 1.  Purpose.

The Questar Corporation Annual Management Incentive Plan II (“AMIP II”) is designed to provide an incentive to the highest paid officers of Questar Corporation (the “Company”) and its subsidiaries to focus their best efforts to pursue and attain major organizational goals.  The intent with AMIP II is to place a significant portion of the eligible officer’s annual compensation at risk by tying it to specific measurable goals that drive long-term shareholder value.

Section 2.  Definitions.

“Board” means the Board of Directors of the Company or a successor to it.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Management Performance Committee, or its successor committee, which is comprised wholly of independent, outside directors and which must include at least two such directors.

“Covered Employee” means an Employee who is a “covered employee” as defined in Section 162(m)(3) of the Code and the regulations promulgated pursuant to it or who the Committee believes will be such a Covered Employee for any given year.

“Designated Beneficiary” means the beneficiary designated by the Covered Employee, in a manner determined by the Committee, to receive amounts due the Covered Employee.  In the absence of an effective designation by the Covered Employee, Designated Beneficiary shall mean the Covered Employee’s estate.

“Disability” means permanent and total disability within the meaning of Section 105(d)(4) of the Code.

“Employer” means the Company and any affiliate that is the direct employer of a Covered Employee.

“Fiscal Year” means the fiscal year of the Company.

“Performance Goals” means the specific, measurable goals set by the Committee in writing for any given Fiscal Year.  Performance Goals may include multiple goals and may be based on one or more operational or financial criteria.  Such goals shall be set by the Committee by such date as is required under Section 162(m) of the Code.  In setting the Performance Goals for the Fiscal Year, the Committee may include one or any combination of the following criteria is either absolute or relative terms, for the Company or any business unit within it: (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel-gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”; (l) debt ratios or other measures of credit quality or liquidity; and (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

“Target Bonus” means the dollar amount specified for each Covered Employee within 60 days after the beginning of a Fiscal Year.

“Termination of Employment” means the date on which a Covered Employee shall cease to serve as an employee for any reason.

Section 3.  Administration.

The Plan shall be administered by the Committee in conjunction with its administration of the Annual Management Incentive Plan.  The Committee shall have sole and complete authority to adopt, alter, and repeal such administrative rules, guidelines and practices for the operation of the Plan and to interpret the terms and provisions of the Plan.  The Committee also shall have sole and complete authority to determine the extent to which Performance Goals have been achieved. The Committee’s decisions shall be final and binding upon all parties, including the Company, stockholders, Covered Employees and Designated Beneficiaries.

Section 4.  Eligibility.

Only Covered Employees are eligible to receive payments under this Plan.  Any payment on a Target Bonus for an employee who is determined not to be a Covered Employee at the time the payment is made shall be paid under the terms of the Company’s Annual Management Incentive Plan, not under the terms of this Plan.

Section 5.  Determination of Awards.

Within 60 days after the beginning of a Fiscal Year, the Committee shall establish a Target Bonus for each Covered Employee and a maximum payout for cash awards granted under the terms of this Plan for such Fiscal Year for attainment of specified Performance Goals by Covered Employees.  Performance Goals must be objective and must satisfy the third-party objectivity standards under Section 162(m) of the Code and regulations adopted pursuant to it.

Within 60 days after the close of such Fiscal Year, the Committee shall determine cash awards to be paid under the terms of this Plan.  Any payments made under this Plan shall be contingent upon achieving the Performance Goals set in advance for the Fiscal Year in question.  The Committee shall certify in writing prior to approval of any awards that such Performance Goals have been satisfied. (Approved minutes may used for this purpose.)

The maximum cash payment that may be made to any Covered Employee under the terms of this Plan is $1 million for Fiscal Years 2005 through 2008 and $1.5 million for Fiscal Years beginning with 2009.

The cash payments under this Plan, in aggregate, do not have to equal 100 percent of the maximum payout, but cannot exceed such amount.  The Committee, in its sole discretion, may reduce the cash award otherwise payable to any Covered Employee if it believes that such reduction is in the best interest of the Company and its shareholders, but any reduction cannot result in any increase to one or more other Covered Employees.  The Committee has no discretion to increase the cash award otherwise payable to any Covered Employee.

All payments shall be made in cash and in one installment within 60 days of the end of the Fiscal Year.  To be eligible to receive an award, the Covered Employee must be actively employed by the Company or an affiliate as of the date of distribution except as provided below in Section 6.

Section 6.  Termination of Employment.

In the event a Covered Employee ceases to be an employee during a Fiscal Year for any reason other than death, Disability, retirement, or a Change in Control, he shall not be entitled to any payment pursuant to the terms of the Plan.  If a Covered Employee terminates employment as a result of death, Disability, or retirement, he (or his Designated Beneficiary, in the event of his death) shall be given a prorated award at the end of the Fiscal Year based on the length of his service during the Fiscal Year when compared to the entire period.  For the purpose of this Plan, retirement shall mean any voluntary Termination of Employment on or after age 55 with 10 years of service.

In the event a Covered Employee ceases to be an employee during a Fiscal Year as a result of a Change in Control during a Fiscal Year, he shall be entitled to receive a payment equal to his Target Bonus.  Such payment shall be made to him within 30 days after his Termination of Employment.  This provision does not cancel or supercede any obligation to pay the Covered Employee under the Company’s Executive Severance Compensation Plan or any other plan or agreement including employment agreements for any Covered Employee in effect at the time of the Change in Control.

A Change in Control of the Company shall be deemed to have occurred if (i) any “acquiring person” (as such term is defined in the Rights Agreement dated as of February 13, 1996, between the Company and U. S. Bank National Association (“Right Agreement”)) is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing 25 percent of more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving:  individuals who, as of May 19, 1998, constitute the Company’s Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company’s stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.  A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained and unless the Change in Control event satisfies the requirements for accelerated distributions set forth in Section 409A of the Code.

Section 7.  Other Provisions.

(a)  Taxes and Withholding.  All cash payments made under the Plan are subject to withholding for federal, state, and other applicable taxes.  The Company shall deduct any taxes required by law to be withheld from all amounts paid to a Covered Employee under this Plan.

(b)  Source of Funds.  All cash payments made under the Plan will be paid from the Company’s general assets and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Covered Employee or his Designated Beneficiary.

(c)  Coordination with Deferred Compensation Plan.  Covered Employees are entitled to defer the receipt of their cash bonuses under the terms of the Company’s Deferred Compensation Plan, which became effective November 1, 1993. Any cash bonuses payable under this Plan that are deferred pursuant to the Deferred Compensation Plan shall be accounted for and distributed according to the terms of such plan and the elections made by Covered Employees.

(d)  No Assignment.  No right or benefit under this Plan will be subject to assignment, pledge, encumbrance, or charge, and any attempt to assign, pledge, encumber, or charge such right or benefit will be void.  No such right or benefit will in any manner be subject to the debts or liabilities of a Covered Employee.

(e)  Amendment of Plan.  The Company’s Board, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the cash awards earned during any given Fiscal Year.  No amendment to change the maximum award payable to a Covered Employee, the definition of Covered Employee, or the definition of Performance Goals shall be effective without shareholder approval.  The Company’s Board cannot terminate the Plan in any year in which a Change in Control has occurred without the written consent of the affected Covered Employees.

(f)  Successor.  The Company shall require any successor or assignee, whether direct, indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such successor assignment had taken place.

(g)  Choice of Law.  This Plan will be governed by and construed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the state of Utah.

(h)  Effective Date of the Plan.  The Plan shall be effective with respect to the Fiscal Year beginning January 1, 2005.  The Plan shall remain in effect until it is suspended or terminated as provided in Section 7(e).

QUESTAR CORPORATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

180 East 100 South

FOR THE ANNUAL MEETING, MAY 17, 2005

P. O. Box 45433

Salt Lake City, Utah 84145-0433

PROXY The undersigned stockholder of QUESTAR CORPORATION does hereby constitute and appoint KEITH O. RATTIE and PATRICK J. EARLY, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at 1140 West 200 South, Salt Lake City, Utah 84104, on Tuesday, May 17, 2005, at 8:00 a.m., local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement, dated April 4, 2005, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

Dated:                                                  , 2005

(Signature) __________________________

(Signature) __________________________

Please date and sign exactly as name appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title.  If stock is held jointly, each joint owner should sign.  If stock is owned by a corporation, please sign full corporate name by duly authorized officer.

(Please turn over)

This proxy, when properly executed will be voted in the manner directed by the stockholder.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR APPROVAL OF THE ANNUAL MANAGEMENT INCENTIVE PLAN II.

The Board recommends a vote FOR the election of directors and FOR approval of the Annual Management Incentive Plan II.

1.

To elect three directors of the Company for a three-year term and one director for a one-year term.

Nominees: Phillips S. Baker, L. Richard Flury, and James A. Harmon (three-year terms)

      M. W. Scoggins (remaining one-year of three-year term).

€

VOTE FOR all nominees listed above, except as marked to the contrary above (if any).  To withhold your vote for any individual nominee, strike a line through his name in the list above.

€

VOTE WITHHELD from all nominees.

2.

To approve the Annual Management Incentive Plan II.

€	Yes	€	No	€	Abstain

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

€ Please mark if your address has changed and correct your address on the reverse side.